Exhibit 99.2

ELEMENT 21 GOLF COMPANY AND SUBSIDIARY
CONSOLIDATED STATEMENTS OF OPERATIONS
FOR THE NINE AND THREE MONTHS ENDED MARCH 31, 2008 AND 2007
(unaudited)

	Nine months Ended March 31,		Three months Ended March 31,
	2008	2007	2008	2007

REVENUES	$952,562	$115,636	$565,630	$89,325

COST OF SALES	736,419	52,852	461,292	33,640

GROSS MARGIN	216,143	62,784	104,338	55,685

General and administrative expenses	4,128,770	5,319,668	1,274,478	1,742,099

LOSS FROM OPERATIONS	(3,912,627)	(5,256,884)	(1,170,140)	(1,686,414)

OTHER INCOME (EXPENSE)
Interest income	11,047	19,982	3,236	19,982
Interest expense	(10,174)	(1,018,570)	(10,174)	(194,953)
Other income (expense)	0	87,151	0	87,151
Derivative income	2,282,497	1,952,196	253,853	3,848,832
	2,283,370	1,040,759	246,915	3,761,012

INCOME (LOSS) BEFORE PROVISION FOR INCOME TAXES	(1,629,257)	(4,216,125)	(923,225)	2,074,598

Provision for income taxes	-	-	-	-

NET INCOME (LOSS)	(1,629,257)	(4,216,125)	(923,225)	2,074,598

Accretion of preferred stock dividends	-	4,000,000	-	-

INCOME (LOSS) APPLICABLE TO COMMON SHAREHOLDERS	$(1,629,257)	$(8,216,125)	$(923,225)	$2,074,598

Basic weighted average shares	6,266,673	5,510,435	6,646,287	5,648,695
Diluted weighted average shares	6,266,673	5,510,435	6,646,287	6,141,506

Basic income (loss) per share	($0.26)	($1.49)	($0.14)	$0.37
Diluted income (loss) per share	($0.26)	($1.49)	($0.14)	$0.34